Exhibit 99.1
News

FOR IMMEDIATE RELEASE
Media Contact Information:	Investor Contact Information:
Ron O’Brien	Ken Apicerno
Phone: 781-622-1242	Phone: 781-622-1294
E-mail: ron.obrien@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com
Thermo Fisher Scientific Announces Expiration and Final Results
of Cash Tender Offer for Convertible Notes
WALTHAM, Mass. (December 18, 2009) — Thermo Fisher Scientific Inc. (NYSE: TMO) announced today the expiration and final results of the company’s previously announced tender offer (the “Offer”) to purchase for cash any and all of its outstanding 2.50% Convertible Senior Notes due 2023 (the “Convertible Notes”). The Offer expired at 12:00 midnight, New York City time, at the end of Thursday, December 17, 2009.
As of the expiration of the Offer, $282,334,000 in aggregate principal amount of Convertible Notes, representing approximately 95.6% of the aggregate outstanding principal amount of Convertible Notes, were validly tendered and not validly withdrawn. The company has accepted for purchase all Convertible Notes that were validly tendered and not validly withdrawn.
As previously announced by the company, the final purchase price per $1,000 principal amount of Convertible Notes was $2,072.4743. The company expects to settle the Offer on December 18, 2009 and to pay an aggregate of approximately $586.6 million, including accrued and unpaid interest to, but excluding, the settlement date, to purchase all of the Convertible Notes that were validly tendered and not validly withdrawn.
Goldman, Sachs & Co. acted as the dealer manager for the Offer. Global Bondholder Services Corporation acted as the depositary for the Offer and as the information agent for the Offer.
This press release shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities.
About Thermo Fisher Scientific
Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, enabling our customers to make the world healthier, cleaner and safer. With 2008 revenues of $10.5 billion, we have approximately 34,000 employees and serve over 350,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental and industrial process control settings. Serving customers through two premier brands, Thermo Scientific and Fisher Scientific, we help solve analytical challenges from routine testing to complex research and discovery. Thermo Scientific offers customers a complete range of high-end analytical instruments as well as laboratory equipment, software, services, consumables and reagents to enable integrated laboratory workflow solutions. Fisher Scientific provides a complete portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education. Together, we offer the most convenient purchasing options to customers and continuously advance our technologies to accelerate the pace of scientific discovery, enhance value for customers and fuel growth for shareholders and employees alike.
This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Quarterly Report on Form 10-Q for the period ended September 26, 2009, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investors” section of our Website under the heading “SEC Filings.” Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; general worldwide economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; the effect of laws and regulations governing government contracts; the effect of competing with certain of our customers and suppliers; and the effect of rapid changes in the healthcare industry. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.
# # #